Exhibit 99.3

DATED 10 JUNE 2019

XIN GAO GROUP LIMITED

AS MORTGAGOR,

MADISON PACIFIC TRUST LIMITED

AS MORTGAGEE

AND

UXIN LIMITED

AS COMPANY

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF UXIN LIMITED

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN ISLANDS STAMP DUTY

REF:  JAW/DJM/W1914.H19004

i

THIS EQUITABLE SHARE MORTGAGE is made on 10 June 2019

BETWEEN

(1)                                 XIN GAO GROUP LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1663874 and having its registered office at the offices of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (the “Mortgagor”);

(2)                                 Madison Pacific Trust Limited, a company incorporated under the laws of Hong Kong and having its registered office at 1720 17th Floor Tower One, Admiralty Centre, 18 Harcourt Road, Hong Kong as security agent for and on behalf of the Secured Parties and acting in such capacity (the “Mortgagee”); and

(3)                                 UXIN LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number 264804 and having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

IT IS AGREED

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Mortgage, unless the context otherwise requires, words and expressions which are capitalised but not defined herein shall have the same meanings as are given to them in the IRA.  In addition, the following definitions shall apply:

“ADSs” means the American Depositary Shares of the Company representing Class A Ordinary Shares.

“BVI Act” means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Event of Default” means (i) any breach of or inaccuracy in any representation or warranty made by the Mortgagor under sections 4.1(a) through 4.1(c) (solely as they relate to the Founder, the Mortgagor and the Mortgaged Shares), 4.1(d) sub-clauses (i) to (iii), (v) and (vii) of the IRA in any material respect, or (ii) any breach of any covenant or agreement of the Founder or the Mortgagor contained in sections 3.1, 3.2 and 3.3(b) of the IRA in any material respect, in each case as notified by any Secured Party to the Mortgagor and the Mortgagee, which remains uncured for 30 days after the notification.

“Founder” means Mr. Kun Dai (戴琨).

“Founder Parties” means Mr. Kun Dai (戴琨), Xin Gao Group Limited and Gao Li Group Limited.

“Hong Kong” means the Hong Kong Special Administration Region of the People’s Republic of China.

“Investors” means Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd. and 58.com Holdings Inc.

“IRA” means the investors’ rights agreement dated 10 June 2019 entered into among the Company, the Investors, the Founder Parties and JenCap UX.

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 1 June 2018 and effective immediately prior the completion of the Company’s initial public offering of its ADSs, as amended, restated or supplemented from time to time.

“Mortgage” means this share mortgage.

“Mortgaged Property” means the Mortgaged Shares and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Mortgaged Shares including:

(a)                                 all dividends or other distributions (whether in cash, securities or other property), interest and other income paid or payable in relation to any Mortgaged Shares;

(b)                                 all shares, securities, rights, monies or other property whether certificated or uncertificated accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option, bonus issue or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale);

(c)                                  all certificates or other evidence of title to any of the Mortgaged Shares now and from time to time hereafter deposited with the Mortgagee; and

(d)                                 all other rights relating to any of the Mortgaged Shares which are deposited with or registered in the name of any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person).

“Mortgaged Shares” means:

(a)                                 all Ordinary Shares, ADSs and other equity securities of the Company from time to time legally or beneficially owned by the Mortgagor, including the 40,809,861 Class B Ordinary Shares owned by the Mortgagor as at the date of this Mortgage; and

(b)                                 any shares acquired in respect of Mortgaged Shares by reason of a stock split, stock dividend, reclassification, conversion or otherwise (including, for the avoidance of doubt, any ADSs or Class A Ordinary Shares following conversion of Class B Ordinary Shares from time to time legally or beneficially owned by the Mortgagor).

“Parties” means the parties to this Mortgage.

“Register of Beneficial Ownership” means the beneficial ownership register of the Company maintained by the Company in accordance with section 252 of the Companies Law.

“Register of Members” means the register of members of the Company (including any applicable branch register and non-listed shares register) maintained by the Company in accordance with the Companies Law.

“Register of Mortgages and Charges” means the register of charges of the Mortgagor maintained in accordance with section 162 of the BVI Act.

“Registrar of Corporate Affairs” means the Registrar of Corporate Affairs of the British Virgin Islands appointed under section 229 of the BVI Act.

“Required Particulars” means the particulars in respect of a registrable person required to be kept in the Company’s Register of Beneficial Ownership pursuant to sections 253 and 254 of the Companies Law.

“Restrictions Notice” means a restrictions notice as defined in section 244(1) of the Companies Law.

“Secured Obligations” means any and all moneys, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money and including any obligation or liability to pay damages) from time to time owing to the Secured Parties pursuant to or arising out of this Mortgage, or any of sections 3.1, 3.2, 3.3(b), 4.1(a) through 4.1(c) (solely as they relate to the Founder, the Mortgagor and the Mortgaged Shares), and 4.1(d) sub-clauses (i) to (iii), (v) and (vii) of the IRA (including any breach by the Founder or the Mortgagor thereof).

“Secured Parties” means Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd., 58.com Holdings Inc. and any other party who (i) is assigned, delegated or otherwise transferred any rights, duties or obligations of any Secured Party under the IRA with the express written consent of the Company and (ii) has become a “Secured Party” under the Security Trust Deed.

“Security Interest” means:

(a)                                 a mortgage, charge, pledge, lien, assignment by way of security or other encumbrance or security arrangement (including any hold back or “flawed asset” arrangement) securing any obligation of any person;

(b)                                 any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person;

(c)                                  any other type of arrangement having a similar effect; or

(d)                                 agreements to create the foregoing.

“Security Trust Deed” means a security trust deed entered into on or about the date of this Mortgage by and among the Investors (as initial secured parties) and the Mortgagee (as security agent), a copy of which has been or will be provided with the Mortgagor.

“Transaction Documents” means the IRA and this Mortgage.

“Working Day” means a day on which government offices are ordinarily open for business in the Cayman Islands, the British Virgin Islands or Hong Kong.

1.2                               The provisions of section 1.2 (Interpretation) of the IRA shall apply to this Mortgage as though they were set out in full in this Mortgage, except that references to the IRA will be construed as references to this Mortgage.

2.                                      REPRESENTATION AND WARRANTIES

2.1                               The Mortgagor hereby represents and warrants to the Mortgagee for the benefit of each Secured Party and undertakes to the Mortgagee that:

(a)                                 the representations given by it in sections 4.1(a) through 4.1(c) (as they related to the Founder, the Mortgagor and the Mortgaged Shares) and section 4.1(d) sub-clauses (i) to (iii), (v) and (vii) of the IRA are true and accurate;

(b)                                 none of the Mortgaged Property is subject to or affected by any Restrictions Notice issued by the Company pursuant to the Companies Law; and

(c)                                  this Mortgage is effective to create a valid and enforceable first priority equitable mortgage and first priority fixed charge upon the Mortgaged Property in favour of the Mortgagee ranking in priority to the interests of any of its creditors or any liquidator (or similar officer) appointed in respect of it.

2.2                               The Mortgagor also represents and warrants to and undertakes with the Mortgagee that the foregoing representations and warranties other than Clause 2.1(a) will be true and accurate throughout the continuance of this Mortgage with reference to the facts and circumstances subsisting from time to time.

3.                                      COVENANT TO PAY AND DISCHARGE

3.1                               The Mortgagor hereby covenants with the Mortgagee as primary obligor and not merely as surety that it will pay and discharge the Secured Obligations when due to the Mortgagee (as creditor in its own right and not as representative of the Secured Parties) in accordance with the terms of the Transaction Documents, or if they do not specify a time for payment, immediately on demand by the Mortgagee.

3.2                               The Mortgagee shall have its own independent right to demand payment of the amounts payable by the Mortgagor under this Clause 3, irrespective of any discharge of the obligation of the Mortgagor to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Mortgagor, to preserve their entitlement to be paid those amounts; provided that any amount due and payable by the Mortgagor to the Mortgagee under this Clause 3 shall be decreased to the extent that the Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Transaction Documents and any amount due and payable by the Mortgagor to the Secured Parties under those provisions shall be decreased to the extent that the Mortgagee has received (and is able to retain) payment in full of the corresponding amount under this Clause 3.

4.                                      SECURITY

4.1                               As a continuing security for the discharge and/or payment of the Secured Obligations, the Mortgagor as legal and beneficial owner hereby:

(a)                                 mortgages in favour of the Mortgagee by way of a first equitable mortgage all right, title and interest in and to the Mortgaged Shares; and

(b)                                 charges in favour of the Mortgagee, by way of a first fixed charge, all of its right, title and interest in and to the Mortgaged Property including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Property (to the extent not effectively mortgaged under Clause 4.1(a)).

4.2                               The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee on the date hereof:

(a)                                 the corporate documents, resolutions and authorities of the Mortgagor required to authorise the execution of this Mortgage;

(b)                                 an executed but undated share transfer certificate in respect of the Mortgaged Shares in favour of the Mortgagee or its nominees (as the Mortgagee shall direct) in the form set out in Schedule 1 to this Mortgage and any other documents which from time to time may be requested by the Mortgagee in order to enable the Mortgagee or its nominees to be registered as the owner or otherwise obtain legal title to the Mortgaged Shares; and

(c)                                  share certificates representing the Mortgaged Shares, a certified copy of the Register of Members showing the Mortgagor as a registered owner of the Mortgaged Shares.

4.3                               The Mortgagor will deliver, or cause to be delivered, to the Mortgagee immediately upon the issue of any further Mortgaged Shares, the items listed in Clause 4.2(b) in respect of all such further Mortgaged Shares.

4.4                               The Mortgagor shall, within ten (10) Working Days after execution of this Mortgage:

(a)                                 create and maintain a Register of Mortgages and Charges for the Mortgagor to the extent this has not already been done in accordance with section 162 of the BVI Act;

(b)                                 enter particulars as required by the BVI Act of the security interests created pursuant to this Mortgage in the Register of Mortgages and Charges and immediately after entry of such particulars has been made, provide the Mortgagee with a certified true copy of the updated Register of Mortgages and Charges; and

(c)                                  effect registration of this Mortgage with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing, or assisting the Mortgagee in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Mortgagee that such filing has been made.

4.4A                     The Mortgagee shall use reasonably best efforts to provide assistance to the Mortgagor in connection with the preparation of all necessary documentation for creating and maintaining a Register of Mortgages and Charges for the Mortgagor, entering particulars of the security interests created by this Mortgage or effecting registration of this Mortgage with the Registrar of Corporate Affairs pursuant to Clause 4.4.

4.5                               Immediately after execution of this Mortgage, the Company shall, and the Mortgagor shall procure the Company to, make or enter into the following notation on the Register of Members of the Company:

“All the Class B ordinary shares issued as fully paid up and registered in the name of Xin Gao Group Limited are mortgaged and charged in favour of Madison Pacific Trust Limited pursuant to a share mortgage dated 10 June 2019, as amended from time to time.”

4.6                               Within ten (10) Working Days from the execution of this Mortgage, the Company shall, and the Mortgagor shall procure the Company to, provide the Mortgagee with a certified true copy of the Register of Members with the annotation referred to in Clause 4.5.

5.                                      RIGHTS IN RESPECT OF MORTGAGED PROPERTY

5.1                               Unless and until the occurrence of an Event of Default:

(a)                                 subject to the provisions of the IRA and the other Transaction Documents, the Mortgagor shall be entitled to exercise all voting and consensual powers pertaining to the Mortgaged Property or any part thereof for all purposes not inconsistent with the terms of this Mortgage or the other Transaction Documents; and

(b)                                 the Mortgagor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof.

5.2                               The Mortgagor shall pay all calls, instalments or other payments and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property.  The Mortgagee may at any time after an Event of Default, if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor.  Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3                               The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

5.4                               The Mortgagor hereby authorises the Mortgagee to arrange at any time and from time to time prior to or after the occurrence of an Event of Default for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Mortgage and at the request of the Mortgagee, the Mortgagor shall without delay procure that the foregoing shall be done.

6.                                      PRESERVATION OF SECURITY

6.1                               It is hereby agreed and declared that:

(a)                                 the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)                                 the Mortgagee shall not be bound to enforce any other security before enforcing the security created by this Mortgage;

(c)                                  no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may, subject to the terms of the Security Trust Deed, be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)                                 any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2                               Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Mortgagor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred the payment of which amounts shall, for the avoidance of doubt, form part of the Secured Obligations.

6.3                               The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including, and whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

(a)                                 any time or waiver granted to or composition with the Company, the Mortgagor or any other person;

(b)                                 the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Mortgagor or any other person;

(c)                                  any legal limitation, disability, incapacity or other circumstances relating to the Company, the Mortgagor or any other person;

(d)                                 any variation to, or entry into, any Transaction Document or other document or security (including any amendment the effect of which is to change the nature or amount of any facilities made available thereunder or to change the nature or extent of any obligations thereunder);

(e)                                  the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company, the Mortgagor or any other person; or

(f)                                   the unenforceability, invalidity or frustration of any obligations of the Company, the Mortgagor or any other person under any Transaction Document or any other document or security.

6.4                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee (acting on the instructions of the Secured Parties), the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or any Transaction Document or by virtue of any relationship between or transaction involving the Mortgagor and/or the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or in part subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

(a)                                 exercise any rights of subrogation against the Company or any other person in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

(b)                                 exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)                                  exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)                                 receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)                                  unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

6.5                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee (acting on the instructions of the Secured Parties), the Mortgagee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received, recovered or realised under this Mortgage or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations or any other amount owing or payable under the Transaction Documents; provided that the Mortgagee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Mortgagee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

6.6                               The Mortgagor shall not, without the prior written consent of the Mortgagee:

(a)                                 cause or permit any rights attaching to the Mortgaged Property to be varied or abrogated;

(b)                                 cause or permit any of the Mortgaged Property to be consolidated, sub-divided or converted or the capital of the Company to be re-organised, exchanged or repaid; or

(c)                                  cause or permit anything to be done which may depreciate, jeopardise or otherwise prejudice the value of the security hereby given.

6.7                               The Mortgagor hereby covenants that until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee (acting on the instructions of the Secured Parties), it will remain the legal and beneficial owner of the Mortgaged Property (subject to the Security Interests hereby created) and that it will not:

(a)                                 create or suffer the creation of any Security Interests (other than those created by this Mortgage) or any other interest on or in respect of the whole or any part of the Mortgaged Property or any of its interest therein; or

(b)                                 Transfer the Mortgaged Property without the prior consent in writing of the Mortgagee.

6.8                               The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

6.9                               Without the prior written consent of the Mortgagee, the Company shall not, and the Mortgagor shall ensure that it shall not use its voting rights to permit the Company to, amend its Memorandum and Articles in a way which could be expected to adversely affect the interests of the Mortgagee or any of the Secured Parties.

6.10                        The Company shall not, and the Mortgagor shall procure the Company not to, until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee:

(a)                                 create or permit to subsist any Security Interest upon the whole or any part of its assets, except as permitted by the Transaction Documents;

(b)                                 register any Transfer of the Mortgaged Shares to any person (except to the Mortgagee or its nominees pursuant to the provisions of this Mortgage);

(c)                                  issue any share certificate or replacement share certificates in respect of any of the Mortgaged Shares;

(d)                                 continue its existence under the laws of any jurisdiction other than the Cayman Islands;

(e)                                  do anything which might prejudice its status as an exempted company;

(f)                                   issue, allot or grant warrants or options with respect to any additional shares; or

(g)                                  exercise any rights of forfeiture over any of the Mortgaged Shares,

without the prior written consent of the Mortgagee.

6.11                        The Company shall, and the Mortgagor shall procure the Company to, irrevocably waive, in favour of the Mortgagee:

(a)                                 any lien; and

(b)                                 any rights of forfeiture;

which it may have over the Mortgaged Shares.

6.12                        The Company shall, and the Mortgagor shall procure the Company to, (i) comply with the Memorandum and Articles and otherwise conduct its affairs in a way which does not prejudice the Mortgagee’s legal and economic interests in relation to the Mortgaged Property and (ii) irrevocably consent to any transfer of the Mortgaged Shares by the Mortgagee or its nominee to any other person pursuant to the exercise of the Mortgagee’s rights under this Mortgage.

6.13                        The Mortgagor shall not, without the prior written consent of the Mortgagee, participate in any vote concerning a members’ liquidation or compromise in respect of the Company pursuant to section 116 of the Companies Law.

6.14                        The Mortgagor hereby covenants that it will (to the extent required to do so under the Companies Law) provide to the Company all Required Particulars relating to it within the time period specified in the Companies Law.

7.                                      ENFORCEMENT OF SECURITY

7.1                               At any time after the occurrence of an Event of Default, the security hereby constituted shall become immediately enforceable and the rights of enforcement of the Mortgagee under this Mortgage shall be immediately exercisable upon and at any time thereafter and, without prejudice to the generality of the foregoing, the Mortgagee without further notice to the Mortgagor may, whether acting on its own behalf or through a receiver or agent:

(a)                                 take any step for the sale of the Mortgaged Property and/or the conversion of any Mortgaged Shares into ADSs and the subsequent sale of such ADSs;

(b)                                 solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit;

(c)                                  date and present to the Company or any other person any undated documents provided to it pursuant to Clause 4 or any other provision of this Mortgage;

(d)                                 receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, as additional security mortgaged and charged under and subject to the terms of this Mortgage and any such dividends, interest and other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand;

(e)                                  take possession of, get in, assign, exchange, sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign and transfer in accordance therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of including by way of changing the ownership of the Mortgaged Shares as shown on the Register of Members;

(f)                                   borrow or raise money either unsecured or on the security of the Mortgaged Property (either in priority to the Mortgage or otherwise);

(g)                                  settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Mortgagor or relating to the Mortgaged Property;

(h)                                 bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Mortgaged Property or any business of the Mortgagor;

(i)                                     redeem any security (whether or not having priority to the Mortgage) over the Mortgaged Property and to settle the accounts of any person with an interest in the Mortgaged Property;

(j)                                    exercise and do (or permit the Mortgagor or any nominee of the Mortgagor to exercise and do) all such rights and things as the Mortgagee would be capable of exercising or doing if it were the absolute beneficial owner of the Mortgaged Property;

(k)                                 do anything else it may think fit for the realisation of the Mortgaged Property or incidental to the exercise of any of the rights conferred on the Mortgagee under or by virtue of any document to which the Mortgagor is party; and

(l)                                     exercise all rights and remedies afforded to it under this Mortgage and applicable law.

7.2                               The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

7.3                               Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4                               Any money received or realised under the powers conferred by this Mortgage shall be paid or applied in accordance with clause 3.1 (Order of application) of the Security Trust Deed.

7.5                               Until all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Mortgagee may refrain from applying or enforcing any other moneys, security or rights held by it in respect of the Secured Obligations or may apply and enforce such moneys, security or rights in such manner and in such order as it shall decide in its unfettered discretion.

7.6                               The Mortgagee shall not by reason of the taking of possession of the whole or any part of the Mortgaged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

7.7                               To the extent permitted under applicable law and subject to other provisions under this Clause 7, the Mortgagor waives all rights it may otherwise have to require that the Mortgaged Property be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Mortgaged Property or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

8.                                      APPOINTMENT OF A RECEIVER

8.1                               At any time after:

(a)                                 the occurrence of an Event of Default; or

(b)                                 a request has been made by the Mortgagor to the Mortgagee for the appointment of a receiver over assets of the Mortgagor,

then notwithstanding the terms of any other agreement between the Mortgagor and any person, the Mortgagee may (unless precluded by law) appoint in writing any person or persons to be a receiver or receiver and manager of all or any part of the Mortgaged Property as the Mortgagee may choose in its entire discretion.

8.2                               Where more than one receiver is appointed, the appointees shall have power to act jointly or separately unless the Mortgagee shall specify to the contrary.

8.3                               The Mortgagee may from time to time determine the remuneration of a receiver.

8.4                               The Mortgagee may remove a receiver from all or any of the Mortgaged Property of which he is the receiver and after the receiver has vacated office or ceased to act in respect of any of the Mortgaged Property, appoint a further receiver over all or any of the Mortgaged Property in respect of which he shall have ceased to act.

8.5                               Such an appointment of a receiver shall not preclude:

(a)                                 the Mortgagee from making any subsequent appointment of a receiver over all or any Mortgaged Property over which a receiver has not previously been appointed or has ceased to act; or

(b)                                 the appointment of an additional receiver to act while the first receiver continues to act.

8.6                               The receiver shall be the agent of the Mortgagor (which shall be solely liable for his acts, defaults and remuneration).  The receiver shall not at any time become the agent of the Mortgagee.

9.                                      POWERS OF A RECEIVER

9.1                               In addition to those powers conferred by law, a receiver shall have and be entitled to exercise in relation to the Mortgagor all the powers set out below:

(a)                                 to exercise all rights of the Mortgagee under or pursuant to this Mortgage including all voting and other rights attaching to the Mortgaged Property;

(b)                                 to make any arrangement or compromise with others as he shall think fit;

(c)                                  to appoint managers, officers and agents for the above purposes at such remuneration as the receiver may determine;

(d)                                 to redeem any prior encumbrance and settle and pass the accounts of the encumbrancer and any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Mortgagor and the money so paid shall be deemed an expense properly incurred by the receiver;

(e)                                  to pay the proper administrative charges in respect of time spent by his agents and employees in dealing with matters raised by the receiver or relating to the receivership of the Mortgagor;

(f)                                   without prejudice to Clause 6.13, to withdraw any Restrictions Notice issued by the Company with respect to any Mortgaged Property, where such withdrawal is permitted by section 273 of the Companies Law and to instruct the registered office provider of the Company to remove any notation relating to any such Restrictions Notice from the Register of Beneficial Ownership; and

(g)                                  to do all such other acts and things as may be considered by the receiver to be incidental or conducive to any of the above matters or powers or otherwise incidental or conducive to the preservation, improvement or realisation of the Mortgaged Property or the value thereof.

10.                               FURTHER ASSURANCES

10.1                        The Mortgagor and the Company shall, at the Mortgagor’s expense, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Mortgagee may specify and in such form as the Mortgagee may reasonably require in order to:

(a)                                 perfect or protect the security created or intended to be created under or evidenced by this Mortgage (which may include the execution of a legal mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of this Mortgage) or for the exercise of any rights, powers and remedies of the Mortgagee provided by or pursuant to this Mortgage, the Transaction Documents or by law;

(b)                                 confer on the Mortgagee security over any property and assets of the Mortgagor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the security intended to be conferred by or pursuant to this Mortgage; or

(c)                                  without prejudice to Clause 6.13, to promptly withdraw any Restrictions Notice issued by the Company with respect to any Mortgaged Property, where such withdrawal is permitted by section 273 of the Companies Law and to instruct the registered office provider of the Company to remove any notation relating to any such Restrictions Notice from the Register of Beneficial Ownership; or

(d)                                 following an Event of Default, facilitate the realisation of the assets which are, or are intended to be, the subject of this Mortgage.

10.2                        Without limiting the other provisions of this Mortgage, the Mortgagor and the Company shall, at the Mortgagor’s expense, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Mortgagee by or pursuant to this Mortgage.

11.                               INDEMNITIES

11.1                        The Mortgagor will indemnify and save harmless the Mortgagee, any receiver appointed under or pursuant to this Mortgage and their respective agent, manager, officer, employee or advisor from and against any and all expenses, claims, demands, liabilities, losses, taxes, costs, duties, damages, fees and charges suffered, incurred or made by the Mortgagee or such receiver, agent, manager, officer, employee or advisor:

(a)                                 in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage;

(b)                                 in the preservation or enforcement of the Mortgagee’s rights under this Mortgage or the priority thereof;

(c)                                  on the release of any part of the Mortgaged Property from the security created by this Mortgage;

(d)                                 arising out of any breach by the Mortgagor of any term of this Mortgage; or

(e)                                  acting or relying on any notice, request or instruction from the Mortgagor which it reasonably believes to be genuine, correct and appropriately authorized,

and the Mortgagee or such receiver, agent, manager, officer, employee or advisor may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage.  All amounts suffered, incurred or paid by the Mortgagee or such receiver, agent, manager, officer, employee or advisor or any of them shall be recoverable on a full indemnity basis provided that nothing in this Clause 11.1 shall require the Mortgagor to indemnify and save harmless the Mortgagee from and against any expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee as a result of the Mortgagee’s fraud.

11.2                        If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Mortgagor or the bankruptcy or liquidation of the Mortgagor or for any other reason any payment under or in connection with this Mortgage is made or fails to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Mortgage (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Mortgagee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Mortgagor, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall.  For the purposes of this Clause 11.2, “rate of exchange” means the rate at which the Mortgagee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

11.3                        All payments to be made to the Mortgagee under this Mortgage shall be made free and clear of and without deduction for or on account of tax unless the Mortgagor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Mortgagor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.                               POWER OF ATTORNEY

12.1                        The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it (including, but without any limitation, any receiver) jointly and also severally (with full power of substitution and delegation) to be its attorney-in-fact:

(a)                                 to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting the Mortgagee’s title to, for vesting any of the assets and property hereby mortgaged or charged in the Mortgagee or its nominees or in any purchaser or for any of the purposes contemplated in Clause 7.1 hereof;

(b)                                 to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged or charged;

(c)                                  to agree accounts and make allowances and give time or other indulgence to any surety or other person liable;

(d)                                 so as to enable the Mortgagee to carry out in the name of the Mortgagor any obligation imposed on the Mortgagor by this Mortgage (including the execution and delivery of any deeds, mortgages, charges, assignments or other security and any transfers of the Mortgaged Property and the exercise of all the Mortgagor’s rights and discretions in relation to the Mortgaged Property);

(e)                                  so as to enable the Mortgagee and any receiver or other person to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Mortgage or by law (including the exercise of any right of a legal and beneficial owner of the Mortgaged Property); and

(f)                                   generally for it and in its name and on its behalf and as its act and deed or otherwise execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

12.2                        Notwithstanding any other provision of Clause 12.1, such power shall not be exercisable by or on behalf of the Mortgagee as the case may be until:

(a)                                 an Event of Default has occurred; or

(b)                                 the Mortgagor has failed to comply with Clause 10.

12.3                        The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any attorney appointed pursuant hereto may execute or do.  In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

13.                               TERMINATION AND RELEASE

13.1                        Subject to Clause 13.2, upon the earliest among (i) the full discharge or payment of the Secured Obligations, (ii) the expiration of the Initial Period and the final resolution of all Events of Default that occurred prior to such expiration, together with any related disputes, either by agreement among the Parties or by final non-appealable order of a court or arbitration tribunal with competent jurisdiction, and (iii) the termination of the IRA pursuant to its terms and the final resolution of all Events of Default that occurred prior to such termination, together with any related disputes, either by agreement among the Parties or by final non-appealable order of a court or arbitration tribunal with competent jurisdiction, the Mortgaged Property shall be released from the security constituted by this Mortgage, the Mortgage and all obligations of the Mortgagor and the Company hereunder shall terminate, all without delivery of any instrument or any further action by any Party, all rights to the Mortgaged Property shall revert to the Mortgagor, and the Mortgagee shall (at the request and cost of the Mortgagor) execute such documents and do all such reasonable acts as may be necessary to release the Mortgaged Property from the security constituted by this Mortgage and to evidence such termination.  Such release shall not prejudice the rights of the Mortgagee under Clause 11.

13.2                        If the Mortgagee considers in good faith that any amount received in payment or purported payment of the Secured Obligations is capable of being avoided or reduced by virtue of any insolvency or other similar laws:

(a)                                 the liability of the Mortgagor under this Mortgage and the security constituted by this Mortgage shall continue and such amount shall not be considered to have been irrevocably paid; and

(b)                                 the Mortgagee may keep any security held by it in respect of the Mortgagor’s liability under the Transaction Documents in order to protect the Mortgagee and the Secured Parties against any possible claim under insolvency law.  If a claim is made against the Mortgagee or a Secured Party prior to the discharge of any such security, the Mortgagee may keep the security until that claim has finally been dealt with.

14.                               NOTICES

14.1                        Any notice or other communication given or made under or in connection with the matters contemplated by this Mortgage shall be in accordance with the provisions of section 6.6 (Notices) of the IRA; provided that notices or other communications given or made to the Mortgagee shall be addressed or delivered as follows:

Madison Pacific Trust Limited
1720, 17th Floor, Tower One, Admiralty Centre, 18 Harcourt Road, Hong Kong
E-mail: agent@madisonpac.com
Fax: +852 2599 9500
Attn: David Naphtali

15.                               ASSIGNMENTS

15.1                        This Mortgage shall be binding upon and shall enure to the benefit of the Mortgagor, the Mortgagee and the Company and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

15.2                        The Mortgagor and the Company may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

15.3                        The Mortgagee may, subject to the terms of the Security Trust Deed, assign or transfer all or any part of its rights or obligations under this Mortgage to any assignee or transferee without the consent of the Mortgagor and the Company.

16.                               MORTGAGEE AS TRUSTEE

16.1                        The Parties hereby acknowledge and agree that the Mortgagee holds the benefit of this Mortgage (and any other security created in its favour pursuant to this Mortgage) on trust for and on behalf of the Secured Parties in its capacity as security agent and trustee under and pursuant to the terms of the Security Trust Deed.  The retirement of the person for the time being acting as Security Agent and the appointment of a successor shall be effected in the manner provided for in the Security Trust Deed.

17.                               SET-OFF

17.1                        The Mortgagor authorises the Mortgagee (but the Mortgagee shall not be obliged to exercise such right), after the declaration of an Event of Default to set-off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Mortgagee or any Secured Party to the Mortgagor.

18.                               SUBSEQUENT SECURITY INTERESTS

18.1                        If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Security Interest affecting all or any part of the Mortgaged Property or any assignment or transfer of the Mortgaged Property which is prohibited by the terms of this Mortgage, all payments thereafter by or on behalf of the Mortgagor to the Mortgagee shall be treated as having been credited to a new account of the Mortgagor and not as having been applied in reduction of the Secured Obligations as at the time when the Mortgagee received such notice.

19.                               EXPENSES

19.1                        Each Party shall pay all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by such Party or for which such Party may become liable in connection with:

(a)                                 the negotiation, preparation and execution of this Mortgage; or

(b)                                 any variation of, or amendment or supplement to, any of the terms of this Mortgage,

and in the case referred to in Clause 19.1(b), regardless of whether the same is actually implemented, completed or granted, as the case may be.

19.2                        Notwithstanding Clause 19.1, the Mortgagor shall pay to the Mortgagee on demand all properly incurred costs, fees and expenses (including, but not limited to, properly incurred legal fees and expenses) and taxes thereon of the Mortgagee or for which the Mortgagee may become liable in connection with:

(a)                                 the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Mortgage or the priority hereof; or

(b)                                 any consent or waiver required from the Mortgagee in relation to this Mortgage and in the case referred to in Clause 19.2(b), regardless of whether the same is actually implemented, completed or granted, as the case may be.

19.3                        The Mortgagor shall pay promptly all registration, stamp, documentary and other like duties and taxes to which this Mortgage may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Mortgagor to pay any such duties or taxes.

20.                               MISCELLANEOUS

20.1                        The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof.  Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit.  The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

20.2                        If any of the clauses, conditions, covenants or restrictions (the “Provision”) of this Mortgage or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

20.3                        This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of Parties.

20.4                        Each document, instrument, statement, report, notice or other communication delivered in connection with this Mortgage shall be in English or where not in English shall be accompanied by a certified English translation which translation shall with respect to all documents of a contractual nature and all certificates and notices to be delivered hereunder be the governing version and upon which in all cases the Mortgagee and the Secured Parties shall be entitled to rely.

20.5                        This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

20.6                        The Parties intend that this Mortgage takes effect as a deed notwithstanding the fact that the Mortgagee may only execute it under hand.

20.7                        Nothing in this Mortgage shall constitute or be deemed to constitute a partnership between any of the Mortgagor, the Company, the Secured Parties and the Mortgagee.

20.8                        Unless expressly provided to the contrary in this Mortgage or other Transaction Document, a person who is not a party to this Mortgage shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 (the “CRTP Law”) to enforce or to enjoy the benefit of any term of this Mortgage.

20.9                        Any receiver, agent, attorney or delegate will have the right to enforce the provisions of this Mortgage which are given in its favour.

20.10                 Any Secured Party may enforce and enjoy the benefit of any term of this Mortgage in accordance with the CRTP Law.

20.11                 Notwithstanding any term of this Mortgage, the consent of or notice to any receiver, agent, attorney, delegate or other person who is not a party to this Mortgage or such other Transaction Document shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Mortgage at any time.

21.                               LAW AND JURISDICTION

21.1                        This Mortgage shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the jurisdiction of the courts of the Cayman Islands, provided that nothing in this clause shall affect the right of the Mortgagee to serve process in any manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage against the Mortgagor in any jurisdiction nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings with respect to this Mortgage in any other jurisdiction, whether concurrently or not.

21.2                        The Mortgagor agrees that the process by which any proceedings in the Cayman Islands are begun may be served on it by being delivered to the process agent referred to below.

21.3                        Without prejudice to any other mode of service allowed under any relevant law, the Mortgagor:

(a)                                 irrevocably appoints the registered office provider of the Company as its agent for service of process in relation to any proceedings before the Cayman Islands courts in connection with this Mortgage and confirms that such agent for service of process has duly accepted such appointment; and

(b)                                 agrees that failure by the process agent to notify the Mortgagor of the process will not invalidate the proceedings concerned.

21.4                        If the appointment of the person mentioned in Clause 21.3 ceases to be effective, the Mortgagor shall immediately appoint another person in the Cayman Islands to accept service of process on its behalf.  If the Mortgagor fails to do so, the Mortgagee shall be entitled to appoint such a person by notice to the Mortgagor.  Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.

IN WITNESS whereof this Mortgage has been executed as a deed and is delivered on the day and year first above written.

[signatures follow on next page]

EXECUTED AS A DEED for and on behalf of XIN GAO		)
GROUP LIMITED:		)	/s/ Kun Dai
		)	Duly Authorised Signatory
)
		)	Name:	Kun Dai
)
		)	Title:	Director

in the presence of:

/s/ Lihua Qin
Signature of Witness

Name:	Lihua Qin

Address:	Tower E, LSHM Center, Beijing, China

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF UXIN LIMITED

EXECUTED AS A DEED for and on behalf of MADISON		)
PACIFIC TRUST LIMITED:		)	/s/ Cassandra Louise Ho
		)	Duly Authorised Signatory
)
		)	Name:	Cassandra Louise Ho
)
		)	Title:	Director

in the presence of:

/s/ Thomas Hill
Signature of Witness

Name:	Thomas Hill

Address:	1720, 17/F, Tower 1, Admiralty Center, 18 Harcourt Rd, Hong Kong

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF UXIN LIMITED

EXECUTED AS A DEED for and on behalf of UXIN		)
LIMITED:		)	/s/ Kun Dai
		)	Duly Authorised Signatory
)
		)	Name:	Kun Dai
)
		)	Title:	Director

in the presence of:

/s/ Lihua Qin
Signature of Witness

Name:	Lihua Qin

Address:	Tower E, LSHM Center, Beijing, China

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF UXIN LIMITED

SCHEDULE 1

UXIN LIMITED

(THE “COMPANY”)

SHARE TRANSFER CERTIFICATE

SHARE TRANSFER CERTIFICATE dated                                 Xin Gao Group Limited (the “Transferor”) of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands does hereby transfer to                                of                               (the “Transferee”)                                Shares of a par value of                                each in the Company (the “Shares”).

SIGNED for and on behalf of the Transferor:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

And I/we do hereby agree to take the Shares.

SIGNED for and on behalf of the Transferee:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

i